EXHIBIT 99

SkyWest Airlines
444 South River Road
St. George, Utah 84790
(435) 634-3000
(435) 634-3308 (fax)

Contact: David Clark, Manager of Corporation Communications (435) 634-3387

SkyWest Airlines Issuers Operational Update and
Announces Flight Schedule Adjustments

St. George, Utah, September 19, 2001— SkyWest Airlines, a subsidiary of SkyWest, Inc. (Nasdaq: SKYW), experienced a complete disruption of service on September 11, 2001, when the FAA grounded all flights as a result of terrorist attacks in New York, Washington, D.C., and Pennsylvania. On Sept. 15-17, SkyWest completed 87%, 89%, and 92% of their scheduled flights, respectively, placing them at or near the top of the industry each day.

The airline currently expects to operate 100% of their daily Delta Connection flights as scheduled prior to September 11, 2001. Also, SkyWest currently plans to continue to take delivery of the 106 Canadair Regional Jets (CRJs) currently on firm order with jet manufacturer, Bombardier. The company believes, based on current information, that the working capital presently available to the company will be sufficient to meet its present requirements, including expansion, capital expenditure, lease payment and debt service requirements for at least the next 12 months.

Consistent with schedule reductions announced industry-wide, SkyWest will make some reductions to its October schedule. Specifically, SkyWest will voluntarily decrease United Express Brasilia contract flights by approximately 19%, effective September 19, 2001 through October 31, 2001. SkyWest expects that United Express Regional Jet (CRJ) flights will remain unchanged.

SkyWest does not presently anticipate company-wide furloughs and layoffs that have struck the rest of the airline industry this week. “Given the information currently available, it doesn’t make sense for us,” said Ron Reber, Executive Vice President and COO of SkyWest Airlines. “While the makeup of our schedule is changing, our plans for growth are still intact. We continue to take delivery of regional jets because these aircraft still make great strategic sense for our partners, United and Delta. SkyWest will continue to need a well-qualified employee base to accomplish that growth.”

SkyWest Airlines operates as United Express and Delta Connection under marketing agreements with United Airlines and Delta Air Lines, respectively. SkyWest serves 74 cities with nearly 1,000 daily flights in the United States and Canada. SkyWest Airlines is the largest independently operated regional carrier in the country and is based in St. George, Utah.

Statements in this press release regarding projections and expectations of future operations, schedules, results, revenues and earnings represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such factors include, among others, the ability of the company’s code share partners to manage their operations and cash flow and to continue to utilize and pay for scheduled service; the costs and other effects of enhanced security measures and other possible FAA orders; airport closures; unexpected costs or delays in the resumption of existing service or implementation of new service; adverse weather conditions; ability to hire and retain employees; ability to obtain favorable financing terms for new aircraft; ability to successfully retire turboprop aircraft; traffic congestion; flight reallocations; or potential service disruptions due to hostile events, new airport procedures or labor actions by employees of Delta or United.

These and other factors are more fully disclosed under the company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SkyWest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and Annual Report on Form 10-K for the year ended March 31, 2001. SkyWest undertakes no obligation to update any of the forward-looking information included in this release, whether as a result of new information, future events, changed expectations or otherwise.

This press release, as well as past press releases, can be accessed on the SkyWest Internet site at http://www.skywest.com.